Company Release - 08/14/2006 18:06

Feldman Mall Properties, Inc. Reports Revised Second Quarter 2006 Net Income
Gain on Asset Sale Increases Net Income

GREAT NECK, N.Y., Aug. 14 /PRNewswire-FirstCall/ -- Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust (REIT) exclusively focused on the renovation and repositioning of regional shopping malls, today reported revised second quarter 2006 net income. The revision represents an increase to the gain on the partial sale of Foothills Mall, as disclosed in the Company's second quarter 2006 10-Q. The Company reported a $29.9 million gain as compared to the original estimate of $24.7 million previously announced on August 9, 2006. The revision has increased the Company's net income for the three months ended June 30, 2006 to $1.66 per fully diluted share from the previously reported $1.34 per fully diluted share. Net income for the six months ended June 30, 2006 has increased to $1.56 per fully diluted share from the previously reported $1.25 per fully diluted share.

About Feldman Mall Properties, Inc.

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties, Inc.'s investment strategy is to opportunistically acquire underperforming malls, and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.

To receive the Company's latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: http://www.feldmanmall.com.

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward- looking statements.

SOURCE Feldman Mall Properties, Inc.

Contact: Larry Feldman, Chairman & Chief Executive Officer, or Thomas E. Wirth, EVP & Chief Financial Officer, both of Feldman Mall Properties, Inc., +1-516-684-1239, or Lisa Fortuna of Financial Relations Board, +1-312-640-6779, lfortuna@frbir.com